Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "MAMAMANCINI'S INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF FEBRUARY, A.D. 2012, AT 10:01 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5112191 8100

AUTHENTICATION: 9377496

120194820

DATE: 02-21-12

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:07 AM 02/21/2012
FILED 10:01 AM 02/21/2012
SRV 120194820 - 5112191 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is MamaMancini's, Inc.
- **Second:** Its registered office in the State of Delaware is to be located at 160 Greentree Dr., Ste 101 Street, in the City of Dover County of Kent Zip Code 19904. The registered agent in charge thereof is National Registered Agents, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 40,000,000 shares (number of authorized shares) with a par value of $0.001 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Steven B. Greenapple
  Mailing Address 6 South Street, Suite 201
  Morristown, NJ Zip Code 07094
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 21st day of February, A.D. 20 12.

BY: /s/ Steven B. Greenapple
(Incorporator)

NAME: Steven B. Greenapple
(type or print)